Exhibit No. 23


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Wisconsin Central Transportation Corporation
     Employee Stock Purchase Plan Administration Committee:

We consent to incorporation by reference in the previously filed registration statement (No. 33-40820) on Form S-8 of Wisconsin Central Transportation Corporation of our report dated September 1, 1999, relating to the statements of net assets available for benefits of the Wisconsin Central Transportation Corporation Employee Stock Purchase Plan as of June 30, 1999 and 1998 and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended June 30, 1999, which report appears in the June 30, 1999, annual report on Form 11-K of Wisconsin Central Transportation Corporation.


KPMG


Chicago, Illinois
September 28, 1999


                                      -9-